FHLB Des Moines Announces 2024 Director Election Results

On November 1, 2024, the Board of Directors reviewed the results of the 2024 Member and Independent Director Election. Federal Home Loan Bank of Des Moines is pleased to announce the director terms commencing January 1, 2025.

Member Director Election Results

Oregon - 1 seat available

Number of institutions eligible to vote:	41
Number of institutions who voted:	26
Total eligible votes per candidate:	698,845

Total Votes	Matt Stephenson, President and CEO	Elected - 4 year term
451,178	Rogue Credit Union	01/01/25 - 12/31/28
Medford, OR

Total Votes	Gordon Zimmerman, President and CEO
167,796	Citizens Bank
Corvallis, OR

Washington - 1 seat available

Number of institutions eligible to vote:	77
Number of institutions who voted:	36
Total eligible votes per candidate:	2,106,300

Total Votes	John Jones, President and CEO	Elected - 4 year term
582,977	Washington Business Bank	01/01/25 - 12/31/28
Olympia, WA

Total Votes	Mark Duffy, President and CEO
331,811	Mountain Pacific Bank
Everett, WA

Independent Director Election Results

Independent Directors - 2 seats available (District-wide)

Number of institutions eligible to vote:	1,257
Number of institutions who voted:	315
Total eligible votes per candidate:	17,738,085

Total Votes	Ruth Bennett	Elected - 4 year term
4,845,762	Vancouver, WA	01/01/25 - 12/31/28
27.32%

Total Votes	Carol Nelson	Elected - 4 year term
4,481,598	Edmonds, WA	01/01/25 - 12/31/28
25.27%
Independent Director Qualifications

Ruth Bennett has expertise in the following areas: auditing and accounting, financial management, project development, organizational management, risk management practices, information technology, enterprise risk, affordable housing and community development.

Ruth Bennett is Principal of RB Bennett Enterprises LLC, a real estate development and brokerage firm in Oregon and Washington, which specializes in building affordable residential housing, property management and brokerage services, to help clients with their real estate investments, including commercial and residential housing. Prior to establishing RB Bennett Enterprises LLC in 2008, Ms. Bennett held various positions at Bonneville Power, a federal electric utility serving the Pacific Northwest, including Chief Operating Officer from 2003 to 2007. As Chief Operating Officer, Ms. Bennett was responsible for all major areas of utility business, comprising power, transmission, environment, and energy efficiencies; in addition to staff functions including finance, risk, information technology, audit, legal, and administrative services.

Previously, Ms. Bennett served on the Board of the City of Vancouver Affordable Housing, the Board of Pacific Northern Environmental Corporation, Columbia-Willamette Regional YMCA, PeaceHealth SW Washington Medical Center, where she served as Board Chair, and First Independent Bank where she served as Audit Chair. She presently volunteers at Open House Ministries, a faith-based family homeless shelter.

Ms. Bennett has served as a Federal Home Loan Bank independent director since January 2014. She currently serves on the Federal Home Loan Bank of Des Moines Board of Directors as Chair of the Audit Committee, Vice Chair of the Housing and Community Investment Committee and as a member of the Executive and Governance and Finance Committees.

Ms. Bennett earned her Bachelor of Arts degree from Azusa Pacific University in Azusa, California. She is certified by Prosci in Change Management, and by Carnegie Mellon University in Cyber Risk Oversight. Ms. Bennett holds real estate broker licenses in Oregon and Washington.

Carol Nelson has expertise in the following areas: auditing and accounting, financial management, organizational management, and risk management practices. Ms. Nelson also has extensive corporate governance experience in financial service and highly regulated industries.

Carol Nelson served as CEO and president of Monzo, Inc. from 2021 to 2022. Ms. Nelson served as a strategic advisor to Monzo in its application for a national bank charter for
Monzo Bank USA N.A from 2019 to 2021. During her tenure, Ms. Nelson was named among the Top 100 Women in FinTech by FinTech Magazine in 2021. Previous to her work with Monzo, Inc., Ms. Nelson was employed by KeyBank from 2015 to 2019, where she served as the Pacific Region Executive and Market President for four years. She was a member of KeyBank’s Executive Council and Director and Trustee for the KeyBank Foundation. During this time, she was named to American Banker magazine’s Most Powerful Woman in Banking Top Team. Prior to that, Ms. Nelson spent 10 years as a Community Bank CEO, with over 30 years of experience as a commercial banker with a career focused on retail banking, commercial lending and wealth management, with responsibility over internal controls and risk management. Further, Ms. Nelson was appointed by Governor Inslee to serve as the CEO of the Washington State Department of Revenue from January 2013 to 2015.

Ms. Nelson currently serves as chair elect of the board for the National Association of Corporate Directors (NACD), NW Chapter, chair of the board for the Washington State Major League Baseball Public Facilities District, and as vice chair of the board of Delta Dental of Washington. Ms. Nelson is a past chair of the board for United Way of King County and is a former director of the Federal Reserve Bank of San Francisco, Seattle Branch, serving two terms (2007 to 2009 and 2015 to 2017). She is a past board member of Pacific Coast Banking School and a past board chair of the Washington Bankers Association.

Ms. Nelson has served as a Federal Home Loan Bank independent director since January 2021. She currently serves on the Federal Home Loan Bank of Des Moines Board of Directors as Vice Chair of the Technology Committee, and as a member of the Human Resources & Compensation Committee.

Ms. Nelson earned her Bachelor of Arts degree in Finance and a Master of Business Administration degree from Seattle University. She is certified in Cyber Risk Oversight for Governance Professionals by Carnegie Mellon University.